Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS ANNOUNCES OFFICER APPOINTMENTS; DAVID S. JOHNSON NAMED C.E.O.

MINNETONKA, Dec. 10 – Michael Foods, Inc. announced today that the Board of Directors has appointed several officers to new positions effective January 1, 2008.

Gregg A. Ostrander is named Executive Chairman of the Board of Directors. Ostrander, 54, joined Michael Foods in 1993 and has served as Chief Executive Officer since 1994, also serving as Chairman since 2001. He was also President for most of the period since 1994.

John D. Reedy is named a Vice Chairman. Reedy, 62, has served as Chief Financial Officer since 1988 and has been Executive Vice President since 2000.

David S. Johnson is named Chief Executive Officer. Johnson, 51, joined Michael Foods in April as President, Chief Operating Officer and Chief Executive Officer-Elect. He remains President. Mr. Johnson has also been elected to the Board of Directors effective January 1, 2008.

Mark W. Westphal is named Chief Financial Officer. Westphal, 42, has served as Senior Vice President – Finance since 2006 and has served in various financial positions within Michael Foods since 1995. He remains a Senior Vice President.

Mr. Ostrander commented on the promotion of Mr. Johnson to Chief Executive Officer, “Dave has shown a passion for the business of Michael Foods since joining us last spring. I am pleased to hand-over the C.E.O.’s position to him. I have no doubt he will very capably serve the company in that capacity and he has my full support as we work to execute our growth plans.”

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

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